FINANCIAL PRODUCTS FACT SHEET T2326	Filed pursuant to Rule 433 Registration Statement No. 333-238458-02

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the VanEck® Oil Services ETF, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Energy Select Sector SPDR® Fund due October 12, 2023

Fact Sheet to Preliminary Pricing Supplement T2326 dated April 1, 2022

Summary of Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Agent	Wells Fargo Securities, LLC
Term	Approximately 1.5 years
Market Measures	The VanEck® Oil Services ETF, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Energy Select Sector SPDR® Fund (each referred to as a “Fund,” and collectively as the “Funds”).
Pricing Date	April 7, 2022
Issue Date	April 12, 2022
Original Offering Price	$1,000 per security
Calculation Day	October 4, 2023
Maturity Payment Amount	See “How the maturity payment amount is calculated” on page 2
Stated Maturity	October 12, 2023. To the extent that we make any change to the expected pricing date or expected issue date, the stated maturity may also be changed in our discretion to ensure that the term of the securities remains the same.
Lowest Performing Fund	The Fund with the lowest Fund return
Fund Return	For each Fund, ending price – starting price starting price
Starting Price	For each Fund, its fund closing price on the pricing date
Ending Price	For each Fund, its fund closing price on the calculation day
Threshold Price	For each Fund, 70% of its starting price
Participation Rate	At least 120%, to be determined on the pricing date
Calculation Agent	Credit Suisse International
Denominations	$1,000 and any integral multiple of $1,000
Fees	Wells Fargo Securities, LLC (“WFS”) will act as agent for the securities and will receive an agent discount of up to $25.00 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $15.00 per security. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA. In addition, Credit Suisse may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP	22553PQD4

Investment Description

•	Linked to the lowest performing of the VanEck® Oil Services ETF, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Energy Select Sector SPDR® Fund (each referred to as a “Fund,” and collectively as the “Funds”)

•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the lowest performing Fund. The lowest performing Fund is the Fund that has the lowest Fund return (i.e., the lowest percentage change from its starting price to its ending price). The maturity payment amount will reflect the following terms:

o	If the fund closing price of the lowest performing Fund increases, you will receive the original offering price plus at least 120% (to be determined on the pricing date) participation in the upside performance of the lowest performing Fund.

o	If the fund closing price of the lowest performing Fund remains flat or decreases but the decrease is not more than 30%, you will be repaid the original offering price.

o	If the fund closing price of the lowest performing Fund decreases by more than 30%, you will have full downside exposure to the decrease in the fund closing price of the lowest performing Fund from its starting price, and you will lose more than 30%, and possibly all, of the original offering price of your securities.

•	Investors may lose more than 30%, and possibly all, of the original offering price.

•	Your return on the securities will depend solely on the performance of the lowest performing Fund. You will not benefit in any way from the performance of the better performing Funds. Therefore, you will be adversely affected if any Fund performs poorly, even if the other Funds perform favorably.

•	All payments on the securities are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment.

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the pricing date will be between $920 and $965 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our internal funding rate)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the pricing date. See “Investment Description” and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this fact sheet and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

This fact sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Supplemental terms of the securities

For purposes of the securities offered by the accompanying pricing supplement, all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in such pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Underlying	Fund
Trade date	Pricing date
Principal amount	Original offering price
Valuation date	Calculation day
Maturity date	Stated maturity
Lowest performing underlying	Lowest performing Fund
Initial level	Starting price
Final level	Ending price
Knock-in level	Threshold price
Closing level	Fund closing price

How the lowest performing Fund is determined

The lowest performing Fund is the Fund with the lowest Fund return.

The Fund return, with respect to a Fund, will be the percentage change from its starting price to its ending price.

How the maturity payment amount is calculated

At maturity, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

•	If the ending price of the lowest performing Fund is greater than its starting price, the maturity payment amount will be equal to $1,000 plus

$1,000 × Fund return of the lowest performing Fund × participation rate;

•	If the ending price of the lowest performing Fund is less than or equal to its starting price, but greater than or equal to its threshold price, the maturity payment amount will be equal to $1,000

•	If the ending price of the lowest performing Fund is less than its threshold price, the maturity payment amount will be equal to $1,000 plus

$1,000 × Fund return of the lowest performing Fund

If the ending price of the lowest performing Fund is less than its threshold price, you will lose more than 30%, and possibly all, of the original offering price of your securities at maturity.

Hypothetical Payout Profile

The following profile illustrates the potential maturity payment amount on the securities for a range of hypothetical performances of the lowest performing Fund and is based on a hypothetical participation rate of 120% (the minimum participation rate that may be determined on the pricing date) and a threshold price for the lowest performing Fund equal to 70% of its starting price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price of the lowest performing Fund. The performance of the better performing Funds is not relevant to your return on the securities.

Hypothetical Returns

Hypothetical Fund return of the lowest performing Fund	Hypothetical maturity payment amount per security	Hypothetical pre-tax rate of return
100%	$2,200	120%
90%	$2,080	108%
80%	$1,960	96%
70%	$1,840	84%
60%	$1,720	72%
50%	$1,600	60%
40%	$1,480	48%
30%	$1,360	36%
20%	$1,240	24%
10%	$1,120	12%
0%	$1,000	0%
-10%	$1,000	0%
-20%	$1,000	0%
-30%	$1,000	0%
-31%	$690	-31%
-40%	$600	-40%
-50%	$500	-50%
-60%	$400	-60%
-70%	$300	-70%
-80%	$200	-80%
-90%	$100	-90%
-100%	$0	-100%

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you will receive at maturity will depend on the actual starting price of the lowest performing Fund, the actual ending price of the lowest performing Fund and the actual participation rate. The performance of the better performing Funds is not relevant to your return on the securities.

Selected Risk Considerations

The risk factors listed below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

Risks Relating to the Securities Generally

•	If The Ending Price Of The Lowest Performing Fund Is Less Than Its Threshold Price, You May Lose Some Or All Of The Original Offering Price Of Your Securities At Maturity.

•	Regardless Of The Amount Of Any Payment You Receive On The Securities, Your Actual Yield May Be Different In Real Value Terms

•	The Securities Do Not Provide For Interest Payments.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Fund That Is The Lowest Performing Fund, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Funds.

•	The Starting Price Of Any Fund May Be Determined On A Date Later Than The Pricing Date.

•	More Favorable Terms Are Generally Associated With Greater Expected Volatility, And Can Indicate A Greater Risk Of Loss.

•	The Stated Maturity May Be Postponed If The Calculation Day Is Postponed.

•	Postponement Of Certain Dates May Adversely Affect Your Return.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Risks Relating to the Funds

•	The Securities Are Subject To The Full Risks Of Each Fund And Will Be Negatively Affected If Any Fund Performs Poorly, Even If The Other Funds Perform Favorably.

•	There Are Risks Associated With The Funds.

•	The Performance And Market Value Of Each Fund, Particularly During Periods Of Market Volatility, May Not Correlate To The Performance Of Its Tracked Index.

•	The Stocks Included In Each Fund Are Concentrated In One Particular Sector.

•	The VanEck® Oil Services ETF May Not Be Representative Of An Investment In The Oil Services Industry.

•	An Investment In The Securities Is Subject To Risks Associated With Investing in Non-U.S. Companies With Respect To The VanEck® Oil Services ETF.

•	Historical Performance Of Any Fund Is Not Indicative Of Its Future Performance.

•	We Cannot Control The Actions Of Any Issuers Whose Equity Securities Are Included In Or Held By Any Fund.

•	No Ownership Rights Relating To The Funds.

•	No Dividend Payments Or Voting Rights.

•	Anti-Dilution Protection Is Limited.

•	Government Regulatory Action, Including Legislative Acts And Executive Orders, Could Result In Material Changes To The Funds And Could Negatively Affect Your Return On The Securities.

Risks Relating to the Issuer

•	The Securities Are Subject To The Credit Risk Of Credit Suisse.

•	Credit Suisse Is Subject To Swiss Regulation.

Risks Relating to Conflicts of Interest

•	Hedging and Trading Activity Could Adversely Affect Our Payment To You At Maturity.

•	Our Economic Interests Are Potentially Adverse To Your Interests.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	Unpredictable Economic And Market Factors Will Affect The Value Of The Securities.

•	The Estimated Value Of The Securities On The Pricing Date May Be Less Than The Original Offering Price.

•	If On The Pricing Date The Internal Funding Rate We Use In Structuring Notes Such As These Securities Is Lower Than The Interest Rate That Is Reflected In The Yield On Our Conventional Debt Securities Of Similar Maturity In The Secondary Market (Our “Secondary Market Credit Spreads”), We Expect That The Economic Terms Of The Securities Will Generally Be Less Favorable To You Than They Would Have Been If Our Secondary Market Credit Spread Had Been Used In Structuring The Securities.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Securities Will Not Be Listed On Any Securities Exchange And A Trading Market For The Securities May Not Develop.

Additional Information

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated April 1, 2022, Underlying Supplement dated June 18, 2020, Product Supplement No. I–C dated February 4, 2022, Prospectus Supplement and Prospectus dated June 18, 2020, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

This fact sheet is a general description of the terms of the offering. Please see the full description in the applicable preliminary pricing supplement: https://www.sec.gov/Archives/edgar/data/1053092/000095010322005816/dp170478_424b2-t2326.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary pricing supplement.

Not appropriate for all investors

Investment appropriateness must be determined individually for each investor. The securities described herein are not an appropriate investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Credit Suisse, WFS and their affiliates are not obligated to purchase the securities from you at any time prior to maturity.

Not a research report

This material is not a product of Credit Suisse’s research department.

Consult your tax advisor

Investors should review carefully the accompanying preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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